Exhibit 99.1

Eastman Board Elects New Director

KINGSPORT, Tenn., Feb. 6, 2020 - The Board of Directors of Eastman Chemical Company (NYSE:EMN) has elected Charles K. Stevens III as a director. Stevens is retired Executive Vice President and Chief Financial Officer of General Motors Company.

“We are pleased to welcome Chuck to Eastman’s Board of Directors. As the former CFO of GM, he brings strong financial expertise and extensive experience in the automotive market, which is one of our most important end-use markets, and during his career had senior management responsibilities for various geographic markets,” said Mark Costa, Board Chair and CEO. “His proven leadership and decades of experience with a large, multinational company during periods of significant transformation and growth will benefit Eastman as we execute our innovation-driven growth strategy.”

After a 40-year career with General Motors, Stevens retired as Chief Financial Officer in September 2018. As CFO, Stevens led GM’s global financial and accounting operations from 2013. He joined the Buick-Oldsmobile-Cadillac Group in 1978 and served in various positions of increasing responsibility in the financial and operating organizations, including senior financial management responsibility for various regional operations in Asian and North and South American regions from 2002 to 2013.

Mr. Stevens is also a member of the Boards of Directors of Flex Ltd., Masco Corporation, and Tenneco Inc.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end-markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2019 revenues of approximately $9.3 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com